Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

Dated as of September 10, 2009

among

CB RICHARD ELLIS SERVICES, INC.,

as Company

CBRE LOAN SERVICES, INC.,

as New Subsidiary Guarantor

The Existing Guarantors party hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

to the

INDENTURE

Dated as of June 18, 2009

relating to the

11.625% SENIOR SUBORDINATED NOTES DUE 2017

THIS FIRST SUPPLEMENTAL INDENTURE, dated as of September 10, 2009 (this “First Supplemental Indenture”), is by and among CB Richard Ellis Services, Inc., a Delaware corporation (the “Company”), CBRE Loan Services, Inc., a Delaware corporation (the “New Subsidiary Guarantor”), the Existing Guarantors (as defined below) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company, CB Richard Ellis Group, Inc. (the “Parent”), certain subsidiaries of the Company (together with Parent, the “Existing Guarantors”) and the Trustee are parties to an Indenture, dated as of June 18, 2009 (as it may be further amended, supplemented or otherwise modified from time to time, the “Indenture”), relating to the Company’s 11.625% Senior Subordinated Notes due 2017 (the “Notes”) and related Guaranties of the Notes by the Existing Guarantors;

WHEREAS, pursuant to Section 4.13 of the Indenture, the Company is required to cause each Restricted Subsidiary that Guarantees any Indebtedness of the Company to execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally and irrevocably guarantee the Company’s obligations with respect to the Notes on the terms set forth in the Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Company, the Existing Guarantors and the Trustee may amend the Indenture without notice to or consent of any Securityholder, to, among other things, (a) add guarantees with respect to the Notes, including any Guaranties, or to secure the Notes and (b) cure any ambiguity, omission, defect or inconsistency;

WHEREAS, the Company and the Existing Guarantors desire and have requested that the Trustee join in the execution of this First Supplemental Indenture as permitted by Section 9.01 of the Indenture; and

WHEREAS, all conditions precedent and requirements necessary to make this First Supplemental Indenture a valid and legally binding instrument in accordance with its terms have been complied with, performed and fulfilled and the execution and delivery hereof have been in all respects duly authorized.

NOW, THEREFORE, for and in consideration of the foregoing premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Agreement to Become Guarantor. The New Subsidiary Guarantor hereby unconditionally and irrevocably guarantees the Company’s obligations under the Notes and the Indenture on the terms and subject to the conditions set forth in Article 11 of the Indenture and agrees to be bound by all other provisions of the Indenture and the Notes applicable to a Guarantor therein.

3. Amendment of Definition of Guaranty Agreement. Section 1.01 of the Indenture is hereby amended by deleting the existing definition of “Guaranty Agreement” in its entirety and inserting in lieu thereof the following new definition:

““Guaranty Agreement” means this Indenture as of the Issue Date or any supplemental indenture, in a form satisfactory to the Trustee, pursuant to which a Guarantor guarantees the Company’s obligations with respect to the Securities on the terms provided for in this Indenture.”

4. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

6. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together shall represent the same agreement. Signatures of the parties hereto transmitted by facsimile or electronic transmission (including Adobe.PDF) shall be deemed to be their original signatures for all purposes.

7. Effect of Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the New Subsidiary Guarantor.

9. Successors. All agreements of the Company and the New Subsidiary Guarantor in this First Supplemental Indenture shall bind its successors. All agreements of the Trustee in this First Supplemental Indenture shall bind its successors.

10. Separability. In case any provision in this First Supplemental Indenture is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

11. Effectiveness. This First Supplemental Indenture shall become effective, once executed, upon receipt by the Trustee of an Officer’s Certificate and an Opinion of Counsel, each of which shall be dated no earlier than the date hereof.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first written above.

CB RICHARD ELLIS SERVICES, INC.,
CB RICHARD ELLIS GROUP, INC.,

By:	/s/ GIL BOROK
Name:	Gil Borok
Title:	Executive Vice President, Chief Accounting
Officer and Chief Financial Officer, Americas

CB HOLDCO, INC.
CB RICHARD ELLIS, INC.
CB RICHARD ELLIS INVESTORS, INC.
CB RICHARD ELLIS INVESTORS, L.L.C.
CB/TCC, LLC
CB/TCC HOLDINGS LLC
CBRE CAPITAL MARKETS, INC.
CBRE CAPITAL MARKETS OF TEXAS, LP
CBRE LOAN SERVICES, INC.
CBRE TECHNICAL SERVICES, LLC
CBRE/LJM MORTGAGE COMPANY, L.L.C.
CBRE/LJM-NEVADA, INC.
HOLDPAR A
HOLDPAR B
INSIGNIA/ESG CAPITAL CORPORATION
THE POLACHECK COMPANY, INC.
TRAMMELL CROW COMPANY
TRAMMELL CROW SERVICES, INC.
VINCENT F. MARTIN, JR., INC.
WESTMARK REAL ESTATE ACQUISITION PARTNERSHIP, L.P.

By:	/s/ DEBERA FAN
Name:	Debera Fan
Title:	Senior Vice President & Treasurer

[Signature page to First Supplemental Indenture]

CB/TCC GLOBAL HOLDINGS LIMITED

By:	/s/ PHILIP EMBUREY
Name:	Philip Emburey
Title:	Director

By:	/s/ ELIZABETH C. THETFORD
Name:	Elizabeth C. Thetford
Title:	Secretary

TC HOUSTON, INC.
TCCT REAL ESTATE, INC.
TCDFW, INC.

By:	/s/ ROBERT E. SULENTIC
Name:	Robert E. Sulentic
Title:	Executive Vice President

TRAMMELL CROW DEVELOPMENT & INVESTMENT, INC.

By:	/s/ ROBERT E. SULENTIC
Name:	Robert E. Sulentic
Title:	President & Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ MADDY HALL
Name:	Maddy Hall
Title:	Vice President

[Signature page to First Supplemental Indenture]